Exhibit 99.1

Secure Point Technologies, Inc. Responds to Zapata Industries Baseless and False Allegations

Leesburg, Virginia - May 19, 2017 - On May 9, 2017, Zapata Industries SAS (“Zapata”) filed a complaint in the Supreme Court of the State of New York, New York County, against Robert Liscouski, the President and a member of the Board of Directors of Secure Point Technologies, Inc. (“Company”).

The New York complaint alleges a claim against Mr. Liscouski for tortious interference of contract and seeks damages in the amount of $450,000. The $450,000 relates to an alleged break-up fee and other alleged expenses Zapata contends it is owed by the Company under the non-binding Term Sheet entered into in connection with the Company’s contemplated acquisition of Zapata. Zapata has additionally filed a proof of claim against the Company in the Company’s Chapter 11 Case seeking the same $450,000. The Company disputes any payment obligations to Zapata in connection with the termination of the non-binding Term Sheet and intends to address the claim filed by Zapata in the Chapter 11 Case on any and all available bases. The Company and Mr. Liscouski also strongly dispute the allegations and claims asserted by Zapata in the New York complaint. As for Zapata’s contention that Mr. Liscouski engaged in conduct constituting a breach of his fiduciary duties to the Company and its shareholders, such allegations are baseless and lack evidentiary support.

Michael Turmelle, Chairman of the Board, stated: “This is nothing more than an attempt by Zapata to seek payment on an unjustifiable claim against Secure Point Technologies and its shareholders by pressuring our senior executive through a personal attack.  Bob has been a loyal executive and board member and has at all times acted in the best interest of the Company and its shareholders. We are in full support of Bob and denounce Zapata’s unfounded and defamatory statements and will not let this action by Zapata or anyone who attempts to extort the company go unanswered.”

Contact:

Richard J. Anslow, Esq., Company corporate counsel

Ellenoff Grossman & Schole LLP

(212) 370-1300